Exhibit 10.2

DEVELOPMENT AGREEMENT

This Development Agreement (this “Agreement”), dated as of the latest date by the signatures below, which date is September 20, 2010 (the “Effective Date”), is made by and between City of Cape Girardeau, Missouri, a constitutional charter city and political subdivision of the State of Missouri under the name City of Cape Girardeau (the “City”) and IOC-Cape Girardeau LLC, a Missouri limited liability company (the “Developer”).

Recitals

WHEREAS, the Missouri Gaming Commission (“MGC”) has announced that it will accept applications for the development of a riverboat gaming facility and related facilities and potentially prioritize an application for investigation and evaluation by the MGC, as provided in the Missouri Code of State Regulations, Title 11, Division 45, Chapter 4, Section 60 (11 CSR 45-4.060) (“Prioritization”) for licensure utilizing the only available Class B gaming license in Missouri as of July 2010 (the “Last License”).

WHEREAS, in order to promote the general welfare and encourage capital investment and economic development within the City, on or about April 20, 2010 the City delivered to the MGC a letter of interest supporting the construction of a riverboat gaming facility and related facilities in the City.

WHEREAS, on or about April 29, 2010 Isle of Capri Casinos, Inc. (“IOC”) delivered to the MGC a Letter of Interest expressing interest in the development of a gaming facility.

WHEREAS, IOC is a Delaware corporation that is an experienced builder and operator of riverboat and land-based gaming facilities, including three such facilities in Missouri.

WHEREAS, on July 8, 2010 the Council of the City held a public meeting during which interested parties, including IOC, presented conceptual plans for a gaming facility project to be located within the City.

WHEREAS, IOC formed a wholly-owned subsidiary, IOC-Cape Girardeau LLC, a Missouri limited liability company (the “Developer”) to undertake and develop the Project.

WHEREAS, Developer proposes to submit an application to the MGC for the development of a riverboat gaming facility and related facilities (the “Project”) as further described on the attached Exhibit A (the “Project Description”) and depicted on the attached Exhibit B (the “Conceptual Plan”) on land within the City situated near the Mississippi River at approximately River Mile 52.6 as described on the attached Exhibit C (the “Project Site”).

WHEREAS, the City has determined that the Project is an economic development opportunity for the City, would create jobs and tax revenue, and the Project would serve the public purposes and interests of the City and its residents.

Agreement

Now, therefore, incorporating the Recitals above, and in consideration of the mutual promises and benefits contained herein, the City and Developer agree as follows:

1.             Designations.  During the Term of this Agreement and subject to the conditions herein, as to the Last License:

1.1.          Developer.  The City designates the Developer as the only preferred developer for the development of a gaming facility in the City and grants to Developer the exclusive right to develop a gaming facility within the Project Site during the term of this Agreement.

1.2.          Site.  The City designates the Project Site as the only preferred site for the development of a gaming facility in the City and grants to Developer the right to develop a gaming facility within the Project Site during the term of this Agreement.

1.3.          No Other Preferred Developer or Site.  During the time that Developer is the preferred developer and the Project Site is the preferred site for a gaming facility in the City, and prior to the MGC granting Developer all necessary licenses for operation of the Project, City will not enter into any agreement with any person or entity other than Developer or regarding any other location other than the Project Site that would designate or could be construed to designate the other person or entity as a preferred developer or the other location as a preferred site for the development of a gaming facility.

2.             Term.  The term of this Agreement shall commence on the Effective Date and continue until the earlier to occur of: (a) the first (1st) anniversary of the opening of a gaming facility that has received the Last License in another jurisdiction outside the City; provided that nothing in this Agreement shall be applied to limit or preclude the City in any way from designating a preferred developer or taking any other actions as they may relate to such additional or available license other than the Last License; or (b) termination by either party pursuant to a right of termination in this Agreement.

3.             Developer Commitments.  Subject to satisfaction of the Conditions Precedent as described in Section 4, Developer agrees to take the following actions (“Developer Commitments”) at Developer’s cost and expense.

3.1.          MGC Application.  Developer shall, on or before September 1, 2010 (or by such later date as the MGC may stipulate for submission of applications for the Last License) submit a substantially complete application to the MGC for the Last License (as updated in accordance with Missouri gaming regulations from time to time, the “Application”).  This action is not subject to satisfaction of the Conditions Precedent.

3.2.          Rezoning Application.  No later than six (6) months after Prioritization, Developer shall file a completed application with the City requesting rezoning of the Project Site to a Planned Development District “PD District” (or such other zoning district as Developer and City agree will accommodate the Project) for the uses set forth in the Project Description (“Rezoning”).  Developer shall comply with the City zoning procedures and other Applicable Requirements (defined in Paragraph 3.3).

3.3.          Site Plan Submission.  No later than the later to occur of (a) sixty (60) days after Prioritization, or (b) sixty (60) days after Rezoning, Developer shall submit to the City a Preliminary Site Plan for the Project.  The Preliminary Site Plan shall be substantially consistent with the Project Description, the Conceptual Plan and the Application, and shall be in accordance with all applicable federal, state and City laws, and all applicable City codes, procedures, requirements, and specifications, including but not limited to applicable City street and improvement specifications (“Applicable Requirements”).  No later than the later to occur of (a) sixty (60) days after Prioritization, or (b) sixty (60) days after City approval of the Preliminary Site Plan, Developer shall submit to the City a Final Site Plan in accordance with all Applicable Requirements and in conformance with the approved Preliminary Site Plan and such amendments as approved by the City. The subdivision, resubdivision, or consolidation of lots and establishment of public rights-of-way, required for the Project shall be in accordance with the specifications and requirements of the City Subdivision Code, Chapter 25, and all other Applicable Requirements.

3.4.          Construction Commencement.  No later than the later to occur of (a) sixty (60) days after Prioritization, or (b) six (6) months after Rezoning, or (c) six (6) months after Final Site Plan approval, Developer shall submit completed applications for construction approvals and permits for the first phase of construction.  Developer can elect to submit applications in a phased manner as is normal and customary for phased projects, with the first phase being at a minimum site, footings and foundation.  No later than six (6) months after receiving approvals and permits for footings and foundation, Developer will submit completed applications for the core and shell of the casino building and for parking.  Submissions shall be as provided for and in compliance with all Applicable Requirements.  Developer shall commence construction of the Project (“Construction Commencement”) no later than the later to occur of (a) sixty (60) days after Prioritization, or (b) ninety (90) days after receipt of all required construction approvals and construction permits, including floating casino floor approval from the American Bureau of Shipping.

3.5.          Demolition Prior to Construction Commencement.  Developer shall be responsible for demolishing and removing all above-ground structures within the Project Site not necessary for the Project, subject to compliance with all Applicable Requirements related to such demolition and removal.  Developer may remove or leave in place below-ground structures, subject to compliance with all Applicable Requirements relating thereto.  In Developer’s sole discretion, demolition and removal may occur prior to Construction Commencement and shall not constitute Construction Commencement.

3.6.          Parcel Acquisition.

3.6.1.       Project Site.  The parcels and area that constitute the Project Site are shown on Exhibit C.  Developer represents that Developer currently owns or has under contract with the right to purchase a majority of the parcels that constitute the Project Site.  Developer shall make reasonable and good faith efforts to acquire fee ownership of all the parcels set forth on Exhibit C within six (6) months after Prioritization.

3.6.2.       Areas for Public Infrastructure Improvements.  The parcels or portions of parcels that constitute areas for public infrastructure improvements are shown on Exhibit D.  Developer shall make reasonable and good faith efforts to acquire fee simple ownership of the parcels or portions of parcels set forth on Exhibit D within six (6) months after Prioritization.  To the extent that plans approved by the City necessitate acquisition of additional or different parcels or property interests, Developer and the City agree that Exhibit D shall be amended to include such necessary parcels and property interests.

3.7.          Financing.  Developer shall pursue financing for the Project reasonably acceptable to Developer.  No public financing or abatement of taxes of any kind is authorized by this Agreement.

3.8.          Public Infrastructure Improvements.

3.8.1.       Street Improvements.  Street improvements that constitute public infrastructure improvements (the “Street Improvements”) include: (a) realignment and improvements to Main Street and Chestnut Street in accordance with the Conceptual Plan and as approved on a Final Site Plan in accordance with all Applicable Requirements (such realignment and improvements are collectively referred to as the “Main and Chestnut Improvements”); and (b) roadway improvements, relocation of overhead utilities, and streetscape improvements, landscaping and decorative lighting consistent with the current Downtown Business District, all along Main Street from Broadway to Mill, as reasonably agreed upon by the City and Developer.  Developer shall have the right but not the obligation to request each of the improvements in (b).  Unless otherwise provided pursuant to the Infrastructure Fund described in Paragraph 3.8.3, Developer shall construct and pay all costs relating to the Street Improvements, including but not limited to all acquisition of rights-of-way, construction, legal, engineering, surveying, and other costs.  Construction of the Main and Chestnut Improvements shall be subject to such City conditions and requirements as are necessary to maintain safe and efficient traffic flow and emergency access at all times and shall be completed and qualified for acceptance by the City prior to the commencement of gaming activities on the Project Site or occupancy of any building within the Project Site.

3.8.2.       Construction of Utilities.  Unless otherwise provided pursuant to the Infrastructure Fund described in Paragraph 3.8.3, Developer shall construct and pay all costs relating to location, relocation and construction of Off-Site Utility Improvements.  “Off-Site Utility Improvements” shall include stormwater and sanitary sewer mains, sewage lift stations and water lines required for service to the Project to the boundary of the Project Site in conformance with all Applicable

Requirements and final improvements plans approved by the City.  In addition, Developer at its cost shall be responsible for the location, relocation and construction for all other utilities to the Project Site and for all utilities on the Project Site, unless otherwise specifically provided pursuant to the Infrastructure Fund described in Paragraph 3.8.3.

3.8.3.       Infrastructure Fund.  The City and Developer shall negotiate in good faith to consider establishment of a fund (the “Infrastructure Fund”) to provide an alternative mechanism to pay the costs of the Street Improvements and the Off-Site Utility Improvements and such other public improvement costs and other lawfully included costs as may be agreed including acquisition of property for public improvements (with fund establishment and financing costs, the “Infrastructure Costs”).  Unless otherwise agreed, a funding agreement between the City and Developer may provide that: (a) the City and not Developer shall construct and pay all costs relating to the Street Improvements and the Off-Site Utility Improvements in accordance with all Applicable Requirements; (b) Developer shall reimburse the City for the Infrastructure Costs by paying to the City one-half of one percent (0.5%) of Developer’s gross gaming revenue from the Project annually until the City is reimbursed in full for the Infrastructure Costs plus interest and other costs as agreed; (c) when or before establishment of the Infrastructure Fund, Developer’s parent company, Isle of Capri Casinos, Inc., shall deliver to City an acceptable binding and enforceable writing or other mechanism that guarantees Developer’s payment of the Infrastructure Costs.

3.9.          Traffic Study.  Developer has commissioned at Developer’s cost and expense a traffic study (“Developer’s Traffic Study”) to comply with the requirements of the MGC and the City and to identify traffic impacts of the Project considering impacts up to ten (10) years from the anticipated date of Construction Commencement based upon the Project Description and the Conceptual Plan and any updated submissions or approvals.  Developer shall promptly make Developer’s Traffic Study available to the City.  The City will accept the results of Developer’s Traffic Study unless the City reasonably determines that Developer’s Traffic Study contains material errors or omissions.  If the City reasonably determines that Developer’s Traffic Study contains material errors or omissions or does not comply with Applicable Requirements, the City may but is not obligated to (a) require Developer to update Developer’s Traffic Study, or (b) commission its own traffic study, to address the material errors or omissions or compliance with Additional Requirements (the “City’s Traffic Study”) and Developer shall pay the cost of the City’s Traffic Study.  If the Developer’s Traffic Study or the City’s Traffic Study recommends improvements or alterations necessary to address legitimate public safety concerns or to prevent material diminishment in the service level in existence prior to Construction Commencement, Developer shall be obligated to pay for or construct such improvements or alterations as directed by the City in conformance with all Applicable Requirements.  Such improvements or alterations may be included in the Infrastructure Fund, if established.

3.10.        Taxes.  Developer shall pay all taxes assessed against the Project pursuant to applicable law, including but not limited to gaming taxes, sales taxes, business license taxes, and personal property and real estate taxes.  Developer reserves the right to appeal, contest, object to or litigate any new tax or increase in tax rate that is enacted after the Effective Date, or any property tax assessment imposed after the Effective Date, pursuant to applicable law.

3.11.        Administrative Reimbursement Fee.  Within three (3) business days after the Effective Date, Developer shall pay to the City a non-refundable fee of One Hundred Fifty Thousand Dollars ($150,000) to reimburse and compensate the City for the City’s time, expense and resources committed to the review, negotiation and analysis of this Agreement, Developer’s proposal, the designation of Developer as the preferred developer as effected herein, and submissions by the City to the MGC, through September 30, 2010.  Nothing in this Agreement shall be deemed to waive any tax, license, permit fee, user charge, or generally applicable obligation otherwise lawfully imposed by the City.  Payment of this fee is not subject to satisfaction of the Conditions Precedent.

3.12.        Other Payments from Developer.

3.12.1.     Partial Consideration Payment.  In partial consideration of the actions and Commitments of City, including the transfer of approximately eleven (11) acres of City property and public rights-of-way as described in Paragraph 5.4 and Exhibit E, Developer shall pay to City no later than City’s transfer of title to the City property described in Paragraph 5.4 and Exhibit E Two Million Dollars ($2,000,000) to be used by the City as follows: (1) up to One Million Dollars ($1,000,000) shall be used by the City for costs relating to improvements to Broadway Street; and (2) the remainder shall be used by the City for other public improvements or other expenditures having a public purpose.

3.12.2.     Riverfront Region Economic Development Fund.  Developer shall pay monthly three-tenths of one percent (0.3%) of Developer’s gross gaming revenue from the Project to the City to be held in a special fund (the “Riverfront Region Economic Development Fund”) (the “Riverfront Fund”) for improvements, economic development and other public purposes benefiting the downtown commercial and riverfront areas of the City, including but not limited to the area between the Downtown Business District and the Project Site.  The City may draw on and expend the funds from the Riverfront Fund directly or may contract with Old Town Cape, Inc., a Missouri non-profit corporation or other non-profit organizations agreeing to expend the funds for such specified public purposes.  At least 70% of the expenditures from the Riverfront Fund shall go towards capital improvements (including planning, design, implementation, and construction).  Developer’s monthly payment to the Riverfront Fund required under this paragraph shall be required only for such months that the City funds, or makes a binding commitment to fund, an equal payment to be deposited in the Riverfront Fund.  Notwithstanding any requirement herein to the contrary, in lieu of Developer’s first Two Hundred Fifty Thousand Dollars ($250,000) in payments to the Riverfront Fund, Developer shall pay to the City on or before Construction Commencement the amount of Two Hundred Fifty Thousand

Dollars ($250,000) which shall be used by the City for wayfinding signage costs as provided for in Paragraph 5.3.4, with any remainder, if any, being deposited in the Riverfront Fund.  That prefunded amount of $250,000 represents 0.3% of Developer’s gross gaming revenue from the Project of $83,333,333.  After Developer’s gross gaming revenue from the Project exceeds $83,333,333, Developer will begin to make the monthly payments to the Riverfront Fund.  City may, but shall not be obligated to, match into the Riverfront Fund for the first $250,000 payment.  If the Project Site becomes part of a Community Improvement District then Developer can elect to terminate Developer’s payment obligation pursuant to this paragraph upon written notice to the City for the period of time that the Project Site is part of the Community Improvement District.

3.12.3.     Community Improvement District.  If a Community Improvement District (“CID”) that includes all or a majority of the area of Special Business District No. 2 of the City of Cape Girardeau is established pursuant to Sections 67.1401 to 67.1571 RSMo, as amended, and the CID does not include the Project Site, then during the term of the CID, Developer shall make monthly to the City supplemental cash payments in an amount equal to:  (1) the revenues in each such month of the Project that would be subject to the CID sales tax if the Project was included within the CID, multiplied by (2) a percentage equal to the sales tax rate levied by the CID up to a maximum rate of one percent (1.0%).  Each such supplemental payment shall be made contemporaneous with payments of monthly sales tax receipts due to the State of Missouri Department of Revenue.  City shall deposit the monthly supplemental payment into the Riverfront Fund for uses authorized for the Riverfront Fund but such deposit shall not constitute the City’s funding to the Riverfront Fund described in Paragraph 3.12.2.  The parties hereby agree that Developer’s obligation to make the monthly supplemental payments shall constitute a lien on the Project in favor of the City.

3.13.        Dedication of Property.  Developer shall dedicate and transfer to the City all property required for the Main and Chestnut Improvements and all public streets and easements approved on the Final Site Plan, including the properties and property interests shown on Exhibit D, by subdivision plat and by special warranty deed with title insurance if any requested by City paid by Developer or by general warranty deed, at such time as required by the City after Developer completion of all required improvements thereon in conformance with Applicable Requirements, which time shall be prior to the commencement of gaming activities on the Project Site; provided that the City may authorize a delay in completion of one or more transfers and completion of improvements therein if such delay does not threaten public safety or place the public interest at risk.  The form of such transfer and deed shall be as reasonably approved by the City.

3.14.        Cooperation.  Developer shall cooperate with City in all respects to ensure that the City can timely meet its Commitments and fully obtain all benefits intended by this Agreement.

3.15.        Subject to Change.  Developer Commitments, including the commitment to pursue the development of the Project, are subject to change due to the Conditions

Precedent described below and to “force majeure” events beyond Developer’s reasonable control precluding satisfaction of the Commitments including: (a) labor disputes, fire, unusual delays in transportation or supplies, adverse weather conditions not reasonably anticipated, site conditions not reasonably anticipated, and unavoidable casualties or other acts of God; and (b) change or imposition of law making satisfaction of the Commitments impossible or unlawful.

3.16.        Development Generally.  Developer shall diligently pursue in good faith the development of the Project in general accordance with this Agreement, the information presented as part of the Application and the Project Description.  Developer shall further diligently pursue in good faith the satisfaction of the Conditions Precedent.  Nothing in this subparagraph shall preclude Developer from exercising its rights of termination as provided in this Agreement.

4.             Conditions Precedent.  Development of the Project requires satisfaction of the conditions set forth below (“Conditions Precedent,” each a “Condition Precedent”).  The Conditions Precedent are precedent to commencement of construction of the Project (“Construction Commencement”) or precedent to continuation of construction of the Project after commencement of construction (“Continuation”).  Developer may, in its sole and absolute discretion, waive satisfaction of any Condition Precedent but such waiver must be in writing signed by Developer.  If a Condition Precedent is not satisfied in a timeframe reasonable to Developer, Developer may, in its sole and absolute discretion, notify the City that the Conditions Precedent have not been satisfied and this Agreement shall terminate and become null and void and Developer and the City shall have no further obligations to each other under this Agreement.  Nothwithstanding anything in this Agreement to the contrary, upon issuance of the Class B License from the MGC, all Conditions Precedent shall be deemed to have been satisfied or waived by Developer.

4.1.          Gaming Commission Approval.  As a Condition Precedent to Construction Commencement, the MGC selects Developer and the Project for Prioritization.  As a Condition Precedent to Continuation, the MGC grants Developer all necessary licenses including but not limited to Key Person and Level I.

4.2.          Other Governmental Approvals.  As a Condition Precedent to Construction Commencement or to Continuation, as the case may be, Developer obtains or is able to obtain all other governmental approvals and permits and all other official and necessary approvals and permits.

4.3.          Voter Approval.  As a Condition Precedent to Construction Commencement, a majority of the voters of the City voting in the November 2, 2010 election must approve the question that will appear on the ballot asking the voters to allow the licensing of excursion gambling boats or floating facilities in the City.  In the event a majority of the voters of the City voting in the election fail to approve the question, Developer may terminate this Agreement and abandon the Project.  In addition, as a Condition Precedent to Continuation, if any future ballot measure, not in effect as of the Effective Date, is certified for election and such ballot measure jeopardizes Developer’s ability to construct and operate the Project, as determined by Developer in

Developer’s sole and absolute discretion, Developer may terminate this Agreement and abandon the Project.

4.4.          Acquisition of Property within the Project Site.  As a Condition Precedent to Construction Commencement, Developer or a related entity obtains fee simple ownership of all real property (including but not limited to all options held by third parties, fee interests, leasehold interests, tenant-in-common interests, easement rights and such other like or similar interests, both public and private) and existing improvements on the Project Site, excluding new public rights-of-way necessary for the implementation of the Project, subject only to easements, conditions and restrictions acceptable to Developer.

4.5.          Inspections.  As a Condition Precedent to Construction Commencement, Developer in its sole and absolute discretion is satisfied with the results of Developer’s examination and inspection of the Project Site, including public land and rights-of-way within the Project Site (collectively, the “Inspections”).  The Inspections may include, without limitation, title, survey, environmental assessments, soil studies, historical, archeological, cultural, architectural, mechanical and engineering studies, and any inspections required by any governmental agency.  Developer and Developer’s representatives, agents and contractors, at Developer’s sole cost and expense, may examine and inspect the Project Site, including public land and rights-of-way within the Project Site, and may disturb the Project Site, including drilling for samples, in conjunction with the Inspections.  If this Agreement is terminated, Developer shall return all areas of the Project Site disturbed by Inspections to substantially the same condition existing prior to such disturbance.

4.6.          Levee.  As a Condition Precedent to Construction Commencement, the North Main Street Levee and the Main Street Levee (the “Levee System”) must: (a) be certified by a qualified independent third party inspector; (b) meet all the design and maintenance requirements of the U.S. Army Corps of Engineers for a 500 year levee; (c) enable Developer to obtain flood insurance at rates acceptable to Developer; and (d) be otherwise acceptable to Developer’s lenders and insurers for issuance of financing.

4.7.          Absence of Material Adverse Change.  As a Condition Precedent to Construction Commencement and to Continuation, no Material Adverse Change has occurred.  For purposes of this Agreement, “Material Adverse Change” means any event, change, development, or occurrence that, individually or together with any other event, change, development, or occurrence, is materially adverse to Developer’s business, condition (financial or otherwise), assets or operations, or to the Project, and shall include, but not be limited to: (a) any event or economic condition that causes the Project to no longer be economically viable or financeable; (b) economic or credit conditions that result in substantial financial costs to Developer that are not anticipated by Developer as of the Effective Date; or (c) costs associated with Developer’s acquisition of private land, public land or rights—of-way, or costs to be reimbursed by Developer to the City pursuant to this Agreement, or hidden defects and/or substantial requirements for on-site or off-site improvements, that in Developer’s sole and absolute discretion make the Project no longer economically feasible.

4.8.          No Legislative Changes.  As a Condition Precedent to Construction Commencement and to Continuation, there is no significant new legislative or regulatory change which would make materially more burdensome or costly the obligations of Developer related to the Project or which make the Project no longer economically feasible.

4.9.          No Litigation.  As a Condition Precedent to Construction Commencement and to Continuation, no legal action, including but not limited to court litigation or administrative process, is initiated or pending, including without limitation action against Developer, the City, the MGC or the State of Missouri, or any political subdivision of the State of Missouri, challenging the validity or seeking to enjoin the performance of, or otherwise arising out of the subject matter of, this Agreement or any provision of this Agreement.

4.10.        Utilities.  As a Condition Precedent to Construction Commencement:

4.10.1.     Construction and relocation of all utilities necessary for service to the Project shall be economically feasible as determined by Developer, including without limitation, removal or removal and relocation of all City owned utilities in the Project Site at Developer cost and vacation or vacation and relocation of all City utility easements that affect the Project Site at Developer cost.

4.10.2.     All utilities to the Project Site, including electricity, gas, water, sanitary sewer, storm sewer, cable and telecommunications, shall be available, in sufficient capacity to supply the Project as reasonably determined by Developer, and at Developer cost, which cost shall be economically feasible as determined by Developer.

4.11.        Zoning.  As a Condition Precedent to Construction Commencement:

4.11.1.     Zoning shall have been amended to re-zone the Project Site as provided in the rezoning application submitted by Developer in accordance with Paragraph 3.2.

4.11.2.     City has upon re-zoning acknowledged that the Project Site is properly zoned to allow the construction and operation of the Project and for gaming activities.

4.12.        City Commitments.  As a Condition Precedent to Construction Commencement or to Continuation, as the case may be, the City has fulfilled the City Commitments or has obtained definitive agreements to accomplish the City Commitments.

5.             City Commitments.  The City agrees to take the following actions and complete each of the following actions by June 30, 2011 or demonstrate substantial progress towards completing such actions by June 30, 2011, unless a different date is identified or implied in this Agreement for the action.  Any reasonable costs incurred by the City from and after October 1, 2010 in fulfilling the City Commitments, except for costs of City staff time and except as may otherwise provided in this Section 5, shall be the responsibility of Developer which shall be paid by Developer to City within thirty (30) days of receipt of invoice accompanied by reasonably documented evidence of such costs.

5.1.          Zoning.  City shall take all necessary action to promptly process to a final decision the rezoning application submitted by Developer pursuant to Section 3.2, subject to all Applicable Requirements, and including necessary action for initiating zoning and final action zoning any public rights-of-way within the Project Site as described in Section 5.3.1 and requested in the rezoning application.  Final legislative action on a completed zoning application submitted pursuant to Paragraph 3.2 shall be taken not later than six (6) months after submission of a completed application, unless otherwise mutually agreed by Developer and City.

5.2.          Signage.  Signage shall be as approved on the Final Site Plan.  If variances are sought for signage, such variances shall be requested in the zoning application, or as may otherwise be pursued as permitted by Applicable Requirements.  Developer’s signage on the Project Site shall comply with all Applicable Requirements.  The City agrees that the zoning approval shall not control the content of the words or images of such signage, except as may be governed by the Applicable Requirements.

5.3.          Streets and Traffic.

5.3.1.       Vacation.  City shall vacate all public streets, alleys, roadways, driveways and sidewalks in the Project Site as and when reasonably requested by Developer after the Conditions Precedent have been satisfied and as approved on the Final Site Plan.

5.3.2.       Parking Prohibition.  City, upon issuance of a Class B License from the MGC for the Project Site, shall enact an ordinance to eliminate on-street public parking on Main Street and Chestnut Street between Broadway and the northern boundary of the Project Site where Chestnut Street crosses the levee.  The City shall also prohibit such parking during construction of the Project.

5.3.3.       Dedication.  City shall accept public dedication of all property as provided for in Paragraph 3.14.

5.3.4.       Wayfinding Signage.  City shall cooperate with Developer to develop comprehensive signage plans, based on the Cape Girardeau Wayfinding Design Documents and Master Plan dated June 21, 2010 to establish wayfinding signage providing adequate directions to the Project.  The City shall request that the State of Missouri Department of Transportation install an adequate number of directional signs related to the Project on the highways and state-controlled roads leading to the City and the City shall use its reasonable efforts to obtain approval of such requests.  City shall pay the costs of all wayfinding signage from the Two Hundred Fifty Thousand Dollars ($250,000) paid by Developer to City pursuant to Paragraph 3.12.2 and not to exceed that amount, and City shall use its reasonable efforts to seek grant monies that are available for such signage packages.

5.4.          Property.  City shall convey all of its property right, title and interest in the properties shown on Exhibit E to Developer at such time as Developer makes the payment to the City set forth in Section 3.12.1 on such closing date as is mutually agreeable by City and Developer, but in no event later than sixty (60) days after Prioritization of Developer occurs.  After transfer, and until the Main and Chestnut Improvements are completed and dedicated to the City, Developer shall provide binding accommodation for alternative emergency access and other necessary traffic routing as my be reasonably required by the City due to the transfer from public ownership of the properties shown on Exhibit E.

5.5.          Rights-of-Way Acquisition; Condemnation.  Developer shall make reasonable and good faith efforts to acquire for the City any property or any interest in property necessary for public infrastructure improvements including as set forth on Exhibit D and as described in the Conceptual Plan and finalized on final improvement plans approved by the City, including without limitation, any tenant’s or lessee’s interest in any lease affecting all or a portion of such property.  The City shall control the form of deed of any acquisition.  If Developer is unable to acquire any such property through good faith and reasonable efforts, Developer shall notify the City, in writing, that the City should undertake negotiations to acquire the property as prescribed by Chapter 523 RSMo and other Applicable Requirements, and if unable to acquire the property by such means, then to initiate eminent domain proceedings to acquire such property or interest in the property.  Subject to satisfaction of all Applicable Requirements, the City shall initiate such proceedings within fifteen (15) business days after such notification and subject to compliance with all Applicable Requirements for such condemnation.  Developer shall reimburse the City for all costs and expenses of the acquisition of the property and for all legal expenses involved in the acquisition, including but not limited to the negotiated price, settlement or the condemnation award relating to any and all such parcels, and any judgment thereafter, interest, taxes to be paid at the time of acquisition, court costs, filing fees, title work fees, appraisal fees, environmental inspection fees, investigation or engineering of alternative locations, relocation assistance costs, abandonment costs, legal fees, publication costs, and all administrative and other expenses incurred in connection with the acquisition of the parcels.  Prior to commencement of condemnation proceedings, the City may require Developer to deposit funds with the City, in amounts reasonably estimated by the City to address anticipated total or incremental costs, and to be held by the City and drawn upon by the City for reimbursement under this Paragraph.  Any such deposited funds not expended pursuant to this Paragraph shall be returned to Developer.  Under no circumstances shall this section be construed to authorize or require City condemnation of any parcel solely for economic development purposes as defined in Section 523.271.2 RSMo.

5.6.          Business License.  City represents, warrants and covenants that the City’s business license tax does not apply to gross receipts of gaming revenues from the Project.

5.7.          Support and Cooperation.  The City shall:

5.7.1.       Communicate the City’s support for the Developer and the Project as the preferred developer and the preferred gaming facility to the MGC and other governmental entities and agencies and to groups and individuals and in public or private forums, all as reasonably requested by Developer.

5.7.2.       In a timely fashion act on all completed applications for permits and approvals from the City that are required for the Project to facilitate completion of the Project in the timeframes set forth in Developer’s Application to the MGC, and as the Application may be amended from time to time, including without limitation timely review of the Preliminary and Final Site Plans, and the City shall take final action consistent with Applicable Requirements.

5.7.3.       Cooperate in good faith with Developer.

5.7.4.       Promptly respond to any requests or notices received by the City from Developer.

5.7.5.       Consider in good faith any request for any variation from or amendment to the terms of this Agreement or documents produced in connection with this Agreement that may be reasonably necessary to complete the Project.

6.             Changes.  Nothing herein shall preclude Developer from making changes to the Project, subject to all Applicable Requirements, as may be necessary or desirable to the Developer, to enhance the economic viability of the Project or otherwise, so long as such changes do not materially change the Project as a gaming facility and related uses nor materially deviate from the information contained in the Application to the MGC and the Project Description.

7.             Assignment.  Developer may transfer, assign or change ownership of this Agreement or Developer’s interest in and to some or all of the Project Site (each, a “Transfer”) without the prior written consent of the City to: (a) a majority-controlled subsidiary or parent entity; (b) any entity it controls, is controlled by, or is under common control with; (c) any entity in which it has a majority interest or of which it is manager; or (d) any entity upon a reasonable demonstration by Developer of the proposed transferee’s or assignee’s experience and financial and legal capability to undertake and complete the Project and perform Developer’s obligations under this Agreement (each, a “Permitted Transferee”); provided that any  the recipient of any Transfer first delivers to the City a binding and enforceable writing that assumes and agrees to perform all of the obligations of Developer as developer under and pursuant to this Agreement as of the date the Transfer.  All other Transfers shall require prior written consent of the City, not to be unreasonably withheld.  Developer shall promptly provide the City prior notice of such Transfer.  Developer shall be relieved of any obligations under this Agreement arising after a Transfer to a Permitted Transferee, provided that Developer is not in default of any obligation herein.  Permitted Transferee, however, shall be fully subject to the terms of this Agreement as the Developer.  Developer may collaterally assign its interest in this Agreement or the Project Site as security to a reputable lender without the prior written consent of the City.  The City may not transfer, assign or change ownership of this Agreement.  During any time Developer holds a Class B license for the Project, no consent of the City is required for a Transfer, provided: (a)

Developer may not transfer, assign or change ownership of this Agreement without the prior consent of the MGC; (b) Developer may not transfer, assign or change ownership of Developer’s interest in and to some or all of the Project Site without the prior consent of the MGC; and (c) Developer shall provide the City notice of any proposed transfer, assignment or change of ownership prior to Developer provides notice of such to the MGC; and (d) the recipient of any Transfer first delivers to the City a binding and enforceable writing that assumes and agrees to perform all of the obligations of Developer as developer under and pursuant to this Agreement as of the date the Transfer.

8.             Insurance.  Developer will cause there to be insurance as hereinafter set forth at all times during the process of constructing the Project and, from time to time at the request of the City, furnish the City with proof of payment of premiums on:

8.1.          Commercial general liability insurance (including premises operations, independent contractors, operations of subcontractors, completed operations and contractual liability insurance) together with an owner’s and contractor’s policy, with limits against bodily injury and property damage of not less than Three Million Dollars ($3,000,000) for each occurrence (to accomplish the above required limits, an umbrella excess liability policy may be used).  This policy shall be written on ISO occurrence form CG 00 01 96 (or substitute form providing equivalent coverage) and shall name the City as an additional insured for coverage of not less than the sovereign immunity limits as set forth in §537.610 R.S.Mo. with proof of such being delivered to the City and providing for notice to the City at least thirty (30) days prior to any cancellation; and

8.2.          Workers’ Compensation insurance, with statutorily required coverage, and all other insurance as may be required by law.

9.             Damage, Destruction, Condemnation or Eminent Domain.

9.1.          If all or any material part of the Project or the Project Site is damaged, destroyed or taken by condemnation or power of eminent domain, excluding such condemnation as contemplated by Paragraph 5.5, Developer shall notify the City and, at Developer’s choice, either (a) cease the use of the property as a gaming facility and this Agreement shall terminate and be null and void and Developer and the City shall have no further obligations to each other under this Agreement, or (b) Developer shall continue with the Project.

9.2.          If less than a material part of the Project or the Project Site is damaged, destroyed or taken by condemnation or power of eminent domain, Developer shall notify the City, this Agreement shall continue in full force and effect, and Developer shall continue with the Project.

9.3.          For purposes of this Section 9, “material part of the Project or the Project Site” is defined as a part that substantially impairs Developer’s access to or intended use of the Project or the Project Site.

10.           Compliance.  Developer and the City will comply with all applicable federal, state and local laws, rules, regulations and ordinances, including but not limited to state statutes and regulations pertaining to gaming.  Developer shall as a condition of this Agreement provide such certification and documentation as may be required by state or federal law, including regarding immigration compliance, in such time frames as may be required by state or federal law or reasonably required by the City for execution, validation or enforcement of this Agreement.

11.           Indemnification.  Developer hereby covenants, warrants and agrees to indemnify and save the City and its respective officials, officers, agents, attorneys, employees and representatives  harmless from and defend against (with legal counsel selected by the City and reasonably acceptable to Developer) all claims, demands, costs, liabilities, damages or expenses, including attorneys’ fees, by or on behalf of any person, firm or corporation arising from: (1) the conduct or management of, or from any work, actions or omissions of Developer relating to the Project; or (2) any condemnation, acquisition or transfer of land under this Agreement, including, but not limited to, any environmental condition or use of such land; or (3) from any action or inaction of City pursuant to this Agreement or any breach or default of this Agreement by Developer; or (4) any claim, demand, dispute or litigation by any third party relating to this Agreement or the Project, or any actions taken relating thereto by City pursuant to the terms of this Agreement, including, but not limited to, any lawsuit related to the election referenced in Paragraph 4.3, or relating to any City approval, ordinance or action taken in furtherance of or under obligation of this Agreement.  The foregoing indemnification obligations shall survive termination of this Agreement for any reason.

12.           Public Liability Limited.  The parties hereto agree that neither the City nor any of its respective officials, officers, agents, attorneys, employees, or representatives shall have any liability in damages or any other monetary liability to Developer or any affiliate, or successor, assign, heir or personal representative in respect of any suit, claim, or cause of action arising out of this Agreement or the commitments contemplated herein.  No official, officer, agent, attorney, employee, or representative of the City shall be personally liable to Developer or any affiliate, or successor, assign, heir or personal representative arising from any default or breach by any party under this Agreement or any commitments contemplated herein.

13.           Notices.  Notices or other communications which are required or may be given under this Agreement shall be in writing, delivered personally or by courier service or by certified mail to the address indicated for each party, or to such other address as designated by a party by notice to the other party.  The date of notice shall be the date of delivery or refusal of delivery.

14.           Time of the Essence.  Time is of the essence in the performance of all obligations under this Agreement.  Nevertheless, if a deadline or day for performance is a Saturday, Sunday or legal holiday, the deadline or day for performance will be the next business day.

15.           Entire Agreement.  As of the Effective Date, this Agreement constitutes the entire agreement between the City and Developer regarding development of the Project and there are no other covenants, agreements, promises, terms or provisions, either oral or written, between them concerning the Project other than those set forth in this Agreement.

16.           Binding Benefit.  This Agreement is binding upon and shall inure to the benefit of the parties hereto, and their successors, heirs, personal representatives and permitted assigns.

17.           No Police Power Limitation.  Nothing in this Agreement shall be construed to surrender or waive the City’s police powers or to contract away any of its governmental functions or authority.  This Agreement shall be interpreted in light of inherent limitations placed upon the City as a municipal corporation which requires it to retain such police powers to protect the health, welfare and safety of the public.  Furthermore, nothing in this Agreement shall be interpreted to contradict any federal or state law.

18.           Opportunity to Cure.  In the event either party fails to timely satisfy a Commitment or breaches an obligation herein, or prior any party exercising a right of termination of this Agreement for any reason, such party shall have a period of thirty (30) days from receipt of written notice of such failure or breach, or intent to terminate, to cure such default or termination basis before termination or a remedy for default may be invoked.  Where the basis for termination or default is not cured within the thirty (30) day period, the party declaring the default or termination may elect to accept a legally binding commitment to cure in its sole discretion.

19.           Enforcement by City.  In the event that Developer fails to make a monetary payment required by this Agreement or otherwise fails to comply with any material term herein, the City may, in addition to any other remedies available at law or in equity, withhold permits and approvals for the Project until such compliance is secured and shall be entitled to any costs of enforcement of this Agreement, including reasonable attorneys fees, in the event that Developer is determined judicially to have violated the terms of this Agreement.  Nothing herein shall preclude the Developer from contesting the existence City’s determination of Developer’s noncompliance, including as may be the basis for such withholding of permits or approvals for the Project.

20.           Conflict of Interest.  No member of the City Council who has any power of review or approval of any of Developer’s undertakings, or of Developer’s contracting for goods or services for the Project Site, shall participate in any decisions relating thereto which affect that member’s personal interests or the interests of any corporation or partnership in which that member is directly or indirectly interested.  Any person having such interest shall immediately, upon knowledge of such possible conflict, disclose, in writing, to the City Council the nature of such interest and seek a determination by the City Council with respect to such interest and, in the meantime, shall not participate in any actions or discussions relating to the activities herein proscribed.

21.           Representations of Developer.  Developer hereby represents and warrants that it has full and lawful right, power and authority, under current applicable law, to execute, deliver and perform the terms and obligations of this Agreement and all of the foregoing have been or will be, duly and validly authorized and approved by all necessary Developer proceedings, findings and actions.  Accordingly, this Agreement constitutes the legal, valid and binding obligation of the Developer, enforceable in accordance with its terms.

22.           Representations of the City.  The City hereby represents and warrants that it has full constitutional and lawful right, power and authority, under current applicable law, to execute, deliver and perform the terms and obligations of this Agreement and all of the foregoing have been or will be, upon adoption of ordinances authorizing this Agreement, duly and validly authorized and approved by all necessary City proceedings, findings and actions.  Accordingly, this Agreement constitutes the legal, valid and binding obligation of the City, enforceable in accordance with its terms.

23.           Governing Law.  The laws of the State of Missouri will govern this Agreement.

24.           Amendments.  This Agreement may not be amended or otherwise modified except in writing signed by each of the parties.

25.           Severability.  If any provision of this Agreement, in whole or in part, is held invalid, that provision or specific part of the provision shall be deemed severed from this Agreement and will not invalidate the remainder of this Agreement or that provision.

26.           Reversion of City Property and Right of First Refusal.  If this Agreement is terminated prior to issuance of Class B License to Developer issued by the MGC for the Project (a “Termination Date”), all property conveyed to Developer by the City or vacated by the City for the Project shall revert to ownership by the City.  Developer shall execute such deeds or other documentation as may be reasonably required by the City to effect such reversion.  In addition, the City shall have a right of first refusal for all other real estate acquired by Developer for the Project (the “Right of First Refusal”), as follows:

26.1.        If at any time after the Termination Date, Developer receives a bona fide offer (an “Offer”) to purchase all or any part of the Project Site owned by Developer (such all or part being hereafter referred to as the “Property”) and Developer is willing to accept the Offer, Developer shall promptly give to the City written notice (the “Notice”) of the name and address of the person or entity making the Offer (the “Offeror”) and the price and other terms of the Offer and of Developer’s willingness to accept the Offer.

26.2.        The City may exercise the Right of First Refusal within twenty (20) days after receipt of the Notice by notifying Developer that the City will acquire the Property for the price and on the terms specified in the Offer, including without limitation any contingencies contained in the Offer.  If the City does not exercise the Right of First Refusal, Developer may sell and transfer the Property to Offeror for the price and on the terms specified in the Offer and no other.  Such sale and transfer will terminate the Right of First Refusal with respect to the Property as conveyed to Offeror.

26.3.        If the sale and transfer of the Property to Offeror does not occur, the Right of First Refusal shall remain in full force and effect.  The failure of the City to exercise the Right of First Refusal does not constitute a waiver of the Right of First Refusal as to any subsequent offers.

26.4.        If the City exercises the Right of First Refusal but fails to acquire the Property, then this Right of First Refusal shall terminate with regards to the Property.

26.5.        Any transfer of the Property made in violation of the City’s rights under this Right of First Refusal shall be void and the City shall have the right to acquire the Property for the same price and on the same terms as applied to the attempted transfer.

27.           Recording.  This Agreement may be recorded by either party in the real estate records of the County in which the Project Site is located.

28.           Run with the Land.  The provisions of this Agreement are covenants running with the land within the Project Site.

29.           Termination.  In addition to any right of termination otherwise provided in this Agreement, this Agreement may be terminated by the City, and shall become null and void, with no further obligations of the City and Developer to each other hereunder, if Developer, after notice and opportunity to cure as provided in Paragraph 18: (1) fails to satisfy any Developer Commitment within the time specified for the Commitment; (2) files for bankruptcy, is administratively dissolved, becomes insolvent as that term is identified in 11 U.S.C. §101, or otherwise ceases to be authorized to do business in the State of Missouri; (3) Developer makes changes to the Project pursuant to Paragraph 6 that materially adversely impact the City’s interests or impose material additional costs on the City; (4) Construction Commencement does not occur by three (3) years after Prioritization of Developer; (5) if Developer’s gaming license or gaming license renewal for the Project is denied, surrendered, revoked or terminated, and is not reinstated within one (1) year after such event; or (6) if any party other than Developer is selected by the MGC for Prioritization for a site in the City of Cape Girardeau.

[Signatures on next page]

IN WITNESS WHEREOF, City of Cape Girardeau and IOC-Cape Girardeau LLC have signed this Agreement, which may be signed in counterparts and by facsimile.

City of Cape Girardeau		IOC-Cape Girardeau LLC

By:	/s/ Scott A. Meyer	By:	/s/ Virginia M. McDowell

Name: Scott A. Meyer		Name: Virginia M. McDowell

Title: City Manager		Title: President and COO

Date: October 4, 2010		Date: September 2, 2010

Address for notices:		Address for notices:
W. Eric Cunningham		600 Emerson Road, Suite 300
City Attorney		St. Louis, MO 63141
401 Independence, P.O. Box 617
Cape Girardeau, MO 63702-0617		With a copy to:
c/o Gallop, Johnson & Neuman, L.C.
ATTEST:		Attn: Thomas J. Campbell
101 South Hanley, Suite 1700
St. Louis, MO 63105
/s/ Gayle L. Conrad
City Clerk